EXHIBIT 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made as of December 8, 2004 by and between, Jacuzzi Brands, Inc., a Delaware corporation, with its principal office at Phillips Point – West Tower, 777 South Flagler Drive, Suite 1108, West Palm Beach, Florida 33401 (the “Company”), and Donald C. Devine (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed by the Company as President and Chief Operating Officer;

WHEREAS, on October 2, 2005 or on such earlier date which may be mutual agreed , the Company desires to employ Executive as President and Chief Executive Officer and the Executive desires to accept such employment; and

WHEREAS, the Company and Executive desire to enter into this agreement (the “Agreement”) as to the terms of Executive’s employment as President and Chief Executive Officer by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Definitions.

(a) “Accrued Amounts” means any compensation earned but not yet paid, including and without limitation, any declared but unpaid bonus, any amount of Base Salary or deferred compensation accrued or earned but unpaid, any accrued vacation pay payable pursuant to the Company’s policies and any unreimbursed business expenses payable pursuant to Section 7.

(b) “Cause” means (i) Executive’s refusal or willful failure to perform Executive’s duties; (ii) Executive’s willful misconduct or gross negligence with regard to the Company or its affiliates or their business, assets or employees (including, without limitation, Executive’s fraud, embezzlement or other act of dishonesty with regard to the Company or its affiliates); (iii) Executive’s willful misconduct which has a material adverse impact on the Company or its affiliates, whether economic, or reputation wise or otherwise, as determined by the Board; (iv) Executive’s conviction of, or pleading nolo contendere to, a felony or any crime involving fraud, dishonesty or moral turpitude; (v) Executive’s refusal or willful failure to follow the lawful written direction of the Board; (vi) Executive’s breach of a fiduciary duty owed to the Company or its affiliates, including but not limited to Section 10 hereof; (vii) the representations or warranties in Section 13(k) hereof prove false; or (vii) any other breach by Executive of this Agreement that remains uncured for ten (10) days after written notice thereof is given to Executive.

(c) “Disability” means, the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

(d) “Good Reason” means the occurrence, without Executive’s express written consent, of any of the following circumstances: (i) any material demotion of Executive on or after the Commencement Date from Executive’s position as President and Chief Executive Officer (except in connection with the termination of Executive’s employment for Cause or due to Disability or as a result of Executive’s death, or temporarily as a result of Executive’s illness or other absence); (ii) a failure by the Company to pay Executive’s Base Salary in accordance with Section 3 hereof; (iii) a relocation of Executive’s office by the Company, at any time during the Employment Term, to a location more than twenty-five (25) miles further than Executive’s then current principal residence is from Executive’s then office; (iv) removal of, or the nonreelection of, the Executive from the positions with the Company specified herein; (iv) the failure by the Company to promote Executive as President and CEO of the Company on or before October 2, 2005 or (v) failure by the Company (A) to continue any bonus plan, program or arrangement in which the Executive is entitled to participate (the “Bonus Plans”), provided that any such Bonus Plans may be modified at the Company’s discretion from time to time but shall be deemed to terminate if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor (“Substitute Plans”), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as Executive participated in immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans.

2. Effective Date; Term Employment.

(a) This Agreement shall become effective on the date the Executive begins serving as President and Chief Executive Officer of the Company (except as set forth below) (the “Commencement Date”). Notwithstanding the foregoing, the provisions of Section 8(c), but only to the extent Executive terminates his employment for Good Reason pursuant to Section 1(d)(iv) hereunder or Executive’s employment with the Company is terminated by the Company without Cause before October 2, 2005, and the provisions of Section 5(b) shall be effective as of December 8, 2004.

(b) Except for earlier termination as provided in Section 8 hereof, Executive’s employment under this Agreement shall be for a three-year term (the “Employment Term”) commencing on the Commencement Date and ending three (3) years thereafter. Subject to Section 8 hereof, the Employment Term shall be automatically extended for additional terms of successive one (1) year periods unless the Company or Executive gives written notice to the other at least six (6) months prior to the expiration of the then current Employment Term of the termination of Executive’s employment hereunder at the end of such current Employment Term.

3. Positions.

(a) Effective on the Commencement Date, Executive shall serve as a senior executive of the Company, as President and Chief Executive Officer. It is the intention of the parties that during the Employment Term, the Executive shall serve on the Board of Directors of the Company (the “Board”). During the Employment Term, the Company shall recommend the Executive for election as a director. If requested by the Board, Executive shall also serve as an executive officer and director of subsidiaries and a director of associated companies of the Company without additional compensation and subject to any policy of the Compensation Committee of the Company’s Board (the “Compensation Committee”) with regard to retention or turnover of the director’s fees.

(b) Executive shall have such duties and authority, consistent with Executive’s then position as shall be assigned to him from time to time by the Board.

(c) During the Employment Term, Executive shall devote all of Executive’s business time and efforts to the performance of Executive’s duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder, to manage Executive’s passive personal interests and to serve on civic or charitable boards or committees, and subject to the next sentence, serve on corporate boards of directors. Executive may serve on corporate boards of directors only if approved in advance by the Board (which approval may be withdrawn at any time) and shall not serve on any corporate board of directors if such service would be inconsistent with Executive’s fiduciary responsibilities to the Company.

4. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than the annual rate of $700,000. Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive’s base salary shall be reviewed annually in December by the Board or the Compensation Committee during the period of the Employment Term and may be increased, but not decreased, from time to time by the Board or the Compensation Committee, except that, prior to a Change in Control, it may be decreased proportionately in connection with an across the board decrease generally applying to senior executives of the Company. The base salary as determined as aforesaid from time to time shall constitute “Base Salary” for purposes of this Agreement.

5. Incentive Compensation.

(a) Bonus. For each fiscal year commencing on or about October 2, 2005 or portion thereof and each fiscal year thereafter, during the Employment Term, Executive shall be eligible to participate in an incentive bonus plan of the Company in accordance with, and subject to, the terms of such plan, that provides an annualized cash target bonus opportunity equal to at least 100% of Base Salary (the “Target Bonus”). Beginning on October 2, 2005, the Target Bonus will be effective under a modified economic value added plan which shall be entirely performance based, giving a bonus opportunity equal to at least 100% of Base Salary, with a maximum bonus paid during any year equal to 200% of Base Salary.

(b) Restricted Stock. Effective as of the date of this Agreement, the Company shall grant Executive 50,000 restricted shares of common stock of the Company (“Restricted Stock”). Except as otherwise provided in this Agreement, the Restricted Stock shall become nonforfeitable on the third anniversary of the date of this Agreement (three year cliff vesting). The Restricted Stock shall be granted pursuant to the Jacuzzi Brands, Inc. 2004 Stock Incentive Plan and shall be evidenced by a Restricted Stock Agreement.

(c) Other Compensation. The Company may, upon recommendation of the Compensation Committee, award to Executive such other bonuses and compensation as it deems appropriate and reasonable.

6. Employee Benefits and Vacation.

(a) During the Employment Term, Executive shall be entitled to participate in all pension, long-term incentive compensation, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of senior executive officers of the Company of a comparable level in each case in accordance with their respective terms as in effect from time to time.

(b) During the Employment Term, Executive shall be entitled to the use of an automobile provided to him by the Company, or at the election of the Executive, an automobile allowance of no less than $7,200 per year, pursuant to the terms of the Company’s vehicle program.

(c) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company to its senior executive employees.

7. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder, in accordance with the Company’s policies as in effect from time to time.

8. Termination.

(a) General. The employment of Executive and the Employment Term shall terminate as provided in Section 1 hereof or, if earlier, upon a termination in accordance with this Section. The Company or the Executive may terminate this Agreement at any time, subject to the provisions hereof.

(b) Death or Disability.

(i) The Executive’s employment shall terminate upon the death of the Executive.

(ii) If Executive incurs a Disability, the Company may terminate Executive’s employment for Disability by providing Executive thirty (30) days written notice setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Disability at any time thereafter during such twelve (12) month period while Executive is unable to carry out Executive’s duties as a result of the same or related physical or mental illness or incapacity. Such termination shall not be effective if Executive returns to the full time performance of Executive’s essential functions with or without reasonable accommodation within such thirty (30) day period.

(iii) If Executive’s employment is terminated during the Employment Term by reason of Executive’s death or Disability, the Employment Term under this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement except that the Executive or Executive’s estate (whichever is applicable) shall be entitled to receive):

1. Accrued Amounts;

2. the product of (x) the target annual bonus for the fiscal year of the Executive’s termination, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which the Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives;

3. full accelerated vesting of all equity based compensation under any equity compensation plans or long term incentive plans;

4. subject to Section 9 hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans or policies of the Company, which shall be paid in accordance with such plans or policies;

5. one year Base Salary; and

6. payment of the Executive’s and/or his spouse’s and dependent’s COBRA coverage premiums to the extent, and so long as, they remain eligible for insurance coverage pursuant to COBRA, but in no event more than two (2) years.

Notwithstanding the foregoing, in the event that Executive’s employment is terminated as a result of a Disability, the amount payable under this Section shall be reduced by the projected amount he would receive under any long-term disability policy or program maintained by the Company during the twelve (12) month period during which Base Salary is being paid. All amounts payable hereunder shall be promptly paid in a lump sum to Executive or Executive’s estate (whichever is applicable).

(c) Termination for Good Reason, Without Cause or by Nonextension of this Agreement by the Company.

(i) The Executive may terminate employment for Good Reason at any time within ninety (90) days after the occurrence of a Good Reason event by providing the Company with written notice that shall indicate the specific Good Reason event relied upon, set forth in reasonable detail the facts and circumstances claimed to provide a basis for a termination for Good Reason and provide a proposed date of termination which shall not occur less than ten (10) nor more than sixty (60) days after the delivery of such notice, provided however, that the Executive mat not terminate employment for Good Reason if the Good Reason event is fully corrected prior to the date of termination specified in such notice. The failure by Executive to set forth in such notice any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

(ii) The Company may terminate the Executive’s employment at any time without Cause (without or without notice) or by nonextension of this Agreement in accordance with Section 1.

(iii) If Executive terminates his employment hereunder for Good Reason, Executive’s employment with the Company is terminated by the Company without Cause or Executive’s employment with the Company terminates as a result of the Company giving notice of nonextension of the Employment Term, Executive shall be entitled to receive:

1. a lump sum payment within five (5) days after such termination equal to two (2) times Base Salary, plus two (2) times the highest annual bonus paid or payable to Executive for any of the previous three completed fiscal years by the Company and its predecessors; provided however, if Executive terminates his employment for Good Reason pursuant to Section 1(d)(iv) of this Agreement or if Executive is terminated without cause prior to October 2, 2005, then the Base Salary for purposes of this clause shall be the proposed salary that Executive would have received as President and CEO of the Company pursuant to the Employment Agreement entered into between Executive and the Company dated December 2, 2004;

2. the Accrued Amounts;

3. full accelerated vesting of all equity based compensation under any equity compensation plans or long term incentive plans;

4. subject to Section 9 hereof, any other amounts or benefits due Executive under the then applicable employee benefit plans of the Company as shall be determined and paid in accordance with such plans, policies and practices;

5. two (2) years of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company’s defined benefit plan covering Executive) (the “Additional Benefit”), provided, however, to the extent required pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Additional Benefit shall not be paid to Executive until permissible without incurring any acceleration of income, interest or additional tax under Code Section 409A.

6. two (2) years of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current Base Salary) under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and

7. health and dental coverage for the Executive and his dependents for two (2) years under the Company’s health plans which cover the senior executives of the Company or materially similar benefits.

Payments under 7 above may at the discretion of the Company be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for Executive and his dependents, or by covering Executive and his dependents under substitute arrangements, provided that, to the extent Executive incurs tax that he would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, he shall receive from the Company an additional payment in the amount necessary so that he will have no additional cost for receiving such items or any additional payment.

(d) Cause or Without Good Reason.

(i) Subject to the notification provisions of this Section 8(d), Executive’s employment hereunder may be terminated by the Company for Cause by giving Executive a written notice which shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for a termination for Cause. The date of termination for Cause shall be the date indicated in such notice. Any purported termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

(ii) Executive may terminate employment without Good Reason upon sixty (60) days prior written notice.

(iii) If Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason, the Executive shall be entitled to receive the Accrued Amounts. All other benefits (including without limitation restricted stock and options) due Executive following such termination of employment shall be determined in accordance with the plans, policies and practices of the Company.

9. No Mitigation; No Set-Off.

(a) In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due, except for the Accrued Amounts outlined in paragraph 8 (d) (iii), under Section 8 are in the nature of severance payments and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any, amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

(b) Executive agrees that, as a condition to receiving the payments and benefits provided under this Agreement Executive will execute, deliver and not revoke (within the time period permitted by applicable law) a release of all claims of any kind whatsoever against the Company, its affiliates, officers, directors, employees, agents and shareholders in the then standard form being used by the Company for senior executives (but without release of the right of indemnification hereunder or under the Company’s By-laws or rights under benefit or equity plans that by their terms are intended to survive termination of Executive’s employment).

(c) Upon any termination of employment, Executive hereby resigns as an officer and director of the Company, any subsidiary and any affiliate and as a fiduciary of any benefit plan of any of the foregoing. Executive shall promptly execute any further documentation thereof as requested by the Company and, if the Executive is to receive any payments from the Company, execution of such further documentation shall be a condition thereof.

10. Covenants Against Disclosure, Solicitation and Competition.

(a) Executive acknowledges that as a result of Executive’s employment by the Company, Executive will obtain secret and confidential information as to the Company and its affiliates and create relationships with customers, suppliers and other persons dealing with the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information or take advantage of such relationship and that because of the nature of the information that will be known to Executive and the relationships created it is necessary for the Company and its affiliates to be protected by the prohibition against Competition as set forth herein, as well as the confidentiality restrictions set forth herein.

(b) Executive acknowledges that the retention of nonclerical employees employed by the Company and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company and its affiliates to be protected from Executive’s Solicitation of such employees as set forth below.

(c) Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section.

(d) “Competition” means participating, directly or indirectly, as an individual proprietor, partners, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a business in meaningful competition with the Company’s businesses, provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; or (ii) any activity engaged in with the prior written approval of the Board.

(e) “Solicitation” means recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company, provided, however, that solicitation shall not include any of the foregoing activities engaged in with the prior written approval of the Board.

(f) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

(g) During and after employment with the Company, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates, (i) obtained by Executive during Executive’s employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, Executive shall promptly notify the Company of any such order and Executive shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

(h) Upon termination of Executive’s employment with the Company and its affiliates, or at any time as the Company may request, Executive shall promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which Executive may possess or have under Executive’s direction or control other than documents provided to Executive in Executive’s capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company with regard to Executive’s employment or severance.

(i) During the period the Executive is employed by the Company and for two (2) years following a termination of Executive’s employment for any reason whatsoever, Executive shall not engage in Solicitation, and shall not enter into Competition with the Company or its affiliates.

(j) In the event of a breach or potential breach of this Section, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section enforced. It is hereby acknowledged that the provisions of this Section are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

(k) In the event of breach, as adjudicated by a court of competent jurisdiction, of this Section by Executive, while Executive is receiving amounts under this Agreement, (i) Executive shall not be entitled to receive any future amounts pursuant to this Agreement, and (ii) Executive shall be obligated to return to the Company, within 10 days of such adjudication, all amounts paid by the Company pursuant to this Agreement on or after the date of the breach.

(l) Executive specifically agrees that the restrictive covenants and other provisions of this Section 5 shall be enforceable by the Company’s successors and/or assigns.

11. Indemnification. The Company shall indemnify and hold harmless Executive to the extent provided in the Certificate of Incorporation and By-Laws of the Company for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other subsidiary or affiliate of the Company or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

12. Legal and Other Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, provided Executive is successful with regard to a material portion of Executive’s claim.

13. Section 409A. The Company represents and warrants it will amend each Non-qualified Deferred Compensation Plan (as defined below) and this Agreement so that they will conform with Code Section 409A in such a manner that the Executive should not incur any interest or additional tax under Code Section 409A(a)(1)(B) or acceleration of gross income inclusion (collectively the “409A Tax”) with respect to any benefits the Executive is entitled to under such plans; provided, however, that to the extent deemed necessary by the Company, the Company may terminate any further participation by employees in any Non-qualified Deferred Compensation Plan and adopt a new plan which provides substantially similar benefits (a “Substitute Plan”), subject to any limitation on benefits required so that the Substitute Plan conforms with Code Section 409A and the Executive does not incur the 409A Tax. The parties shall take all additional steps necessary so that the Executive will not incur the 409A Tax with respect to amounts the Executive is entitled to under the Non-qualified Retirement Plans, any Substitute Plan or this Agreement. For purposes of this Section a “Non-qualified Deferred Compensation Plan” means any “non-qualified deferred compensation plan” (as defined in Code Section 409A(d)) which is maintained by the Company or an affiliate of the Company and in which the Executive participates as of the date hereof. In the event any amounts due under this Agreement are payable from a Non-qualified Deferred Compensation Plan as a result of Executive’s separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code and any Treasury regulations promulgated thereunder, such amounts shall be delayed for a period of six months from the date of such separation from service or be subject to such other restrictions under Section 409A of the Code so as to avoid any 409A Tax.

14. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws.

(b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive with respect thereto, including, without limitation, the Employment Agreement by and between the Executive and Jacuzzi, Inc., dated as of April 21, 2003 (the “Current Employment Agreement”), and the letter agreement by and between the Executive and the Company dated as of April 21, 2003 (the “Letter Agreement”) (but not the terms of, or rights under (i) any equity or benefit plans or grants existing on the date hereof or (ii) the provision titled “Relocation of Your Principal Residence” in the Letter Agreement). The Current Employment Agreement and Letter Agreement shall remain effective, and shall not be superseded by this Agreement, until the Commencement Date. For the avoidance of doubt, if Executive becomes entitled to any benefits or payments pursuant to Section 8 of this Agreement, Executive shall not be entitled to any additional benefits or payments upon a termination of employment pursuant to the Current Employment Agreement and Letter Agreement. Furthermore, Executive shall not receive benefits under both Section 8 of this Agreement and any other agreement providing for a payment as a result of a termination of employment in connection with a change in control of the Company (other than the provisions of an agreement providing a gross-up on any excise tax imposed by or under Section 4999 of the Code). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquirer of all or substantially all of the assets of the Company or all or substantially all of the assets of a group of subsidiaries and divisions of the Company, provided such entity or acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to the assignee entity or acquirer, as the case may be.

(e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto. In the event of the Executive’s death while receiving amounts payable pursuant to this Agreement, any remaining amounts shall be paid to Executive’s estate.

(f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two (2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

(g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 11 hereof, shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k) Executive’s Representation. Executive represents and warrants to the Company that there is no legal impediment to him entering into, or performing Executive’s obligations under this Agreement and neither entering into this Agreement nor performing Executive’s contemplated service hereunder will violate any agreement to which Executive is a party or any other legal restriction. Executive further represents and warrants that in performing Executive’s duties hereunder Executive will not use or disclose any confidential information of any prior employer or other person or entity.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

JACUZZI BRANDS, INC.

By: David H. Clarke

Name:

Title: Chairman and CEO

EXECUTIVE

Donald C. Devine